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                                                                     EXHIBIT 5.1


             [CURTIS, MALLET-PREVOST, COLT & MOSLE LLP LETTERHEAD]


                                                                  March 16, 2004


Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, California  93940

Ladies and Gentlemen:

                  We have acted as special counsel for Century Aluminum Company, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to: (1) the offer and sale from time to time, pursuant to Rule 415 under the Act, of shares of the Company's common stock, $0.01 par value (the "Common Stock"), at an aggregate offering price of up to a total dollar amount of $300,000,000 and (2) the offer and sale from time to time, pursuant to Rule 415 under the Act, of up to an aggregate of 500,000 shares of the Common Stock held by the selling shareholders identified in the Registration Statement.

                  In connection herewith, we have examined the Restated Certificate of Incorporation, the Amended and Restated By-laws and minute books of the Company, the Registration Statement and all exhibits thereto, and such other documents as we have considered necessary.

                  In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies.
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                                     Page 2                       March 16, 2004


                  Based upon the foregoing, it is our opinion that the shares of Common Stock to be sold under the Registration Statement, when sold pursuant to the Registration Statement (including any Prospectus Supplement relating thereto) and the resolutions of the Board of Directors of the Company authorizing the same, will be legally issued, fully paid and non-assessable.

                  This opinion is limited to questions arising under the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we express no opinion as to laws of any other jurisdiction.

                  We hereby consent to the reference to our name in the Registration Statement and in the related Prospectus under the caption "Legal Matters" and to the use of the foregoing opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

                                Very truly yours,

                                /s/ Curtis, Mallet-Prevost, Colt & Mosle LLP
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                                Curtis, Mallet-Prevost, Colt & Mosle LLP